Exhibit 99.1

Digital Locations CEO Rich Berliner Discussed the Use of Technology for Monitoring and Fighting Wildfires with Research Scientist

Professor Dale Hamilton described his research focused on post-fire effects analysis and the transition from using drones to satellite imagery for broader coverage

SANTA BARBARA, CA, February 27, 2024 (GLOBE NEWSWIRE) – Digital Locations, Inc. (OTCMKTS:DLOC), the developer of Satenna™, a breakthrough technology that will deliver high-speed Internet from satellites directly to smartphones all over the world, today announced that in a recent podcast, its CEO, Rich Berliner, spoke with Dale Hamilton, a professor at Northwest Nazarene University (NNU), about the potential of real-time data transmission and the integration of AI to enhance firefighting efforts.

During the discussion, Dr. Hamilton expressed the importance of collaboration and innovation in leveraging technology to improve emergency response and potentially save lives. He said, “All eleven Western states have very fire-prone ecosystems. It’s prevalent here. In Southern Idaho, when I’m teaching my computer science majors, I don’t have to explain why my area of artificial intelligence application is essential. It’s evident, especially during smoky months like August and September.

Dr. Hamilton continued, “Currently, they rely mostly on voice communication, which has limitations, especially during intense situations. Real-time data transmission could significantly improve situational awareness and decision-making. This technology has the potential to be a game-changer in firefighting and emergency response.”

Dr. Dale Hamilton is an associate professor of computer science at Northwest Nazarene University. He also serves as the Primary Investigator on NNU’s Pyroecoinformatics project funded by NASA and the US Forest Service. This project employs Machine Learning to map fire severity in wildlands using imagery acquired by satellites and drones. In 2020, Dr. Hamilton began collaborating with Frontier Development Lab, an AI research incubator that leads research teams that are using AI to map wildfires from satellite imagery across Australia and the United States. He is listed as a Google Scholar at: https://scholar.google.com/citations?user=b2Q-o34AAAAJ&hl=en.

This podcast can be viewed at https://www.youtube.com/watch?v=nBHUHr2KzV4.

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of Satenna™, a breakthrough technology that will deliver high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin), and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University, we are developing a truly disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race, or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs, and even Netflix, Amazon, and much, much more.

To learn more about Digital Locations please visit www.digitallocations.com

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